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This release is being filed pursuant to Rule 14a-6 and was faxed to certain interested parties.

[UtiliCorp United Logo]
ENERGY ONE.                       May 16, 1996

                                  MERGER FACTS

                              THE KANSAS CITY STAR.

                              Friday, May 10, 1996

CLEAVER ENDORSES MERGER

MAYOR SEEKS RESOLUTION SUPPORTING KCP&L, UTILICORP PAIRING

By MARTIN ROSENBERG
Staff Writer

-------------------

     Mayor Emanuel Cleaver wants the City Council to bless the proposed marriage of Kansas City Power & Light Co. and UtiliCorp United Inc.

A resolution Cleaver brought to the council Thursday declares that the city is behind the KCP&L-UtiliCorp deal, and by inference against Western Resources' bid to take over KCP&L.

[A Picture of Mr. Cleaver.]

     "Be it resolved by the Council of Kansas City: That the Council hereby expresses its support for the merger efforts of Kansas City Power & Light
Company and UtiliCorp United Inc....," it reads.

     It cites both companies' support for a variety of civic projects, including Union Station/Science City and summer jobs for youth.

     The city finance committee is expected to hold a hearing on the resolution Wednesday. The measure then would be returned to the council for final action.

     Cleaver left town Thursday to

CONTINUED FROM B-1

CLEAVER ASKS CITY TO SUPPORT MERGER PLAN

attend the Cannes Film Festival in France, where Robert Altman's film, "Kansas City," will be screened. Cleaver could not be reached for comment.

     When Western Resources last month announced its hostile bid for KCP&L and its intention to derail the KCP&L-UtiliCorp pact, Cleaver declined to take sides.

     Asked why the mayor finally came out in favor of the KCP&L-UtiliCorp deal, Cleaver spokeswoman Pam Whiting said, "This is obviously something he thought long and hard about."

     Cleaver wants to keep a strong utility's headquarters downtown, and he values the commitment of KCP&L and UtiliCorp to preserve local employment, Whiting said.

     "Obviously, the situation has also heated up," she said.

     Turner White, KCP&L senior vice president, said the resolution was welcomed by his company.

     "We're enormously grateful for this show of support," he said. "It comes at a time when we're being challenged by an outsider." Western Resources is based in Topeka.

     Michel' Philipp, spokeswoman for Western Resources, responded, "We continue to believe our deal is better for KCP&L customers."

     The investment community, which includes institutional investors, will not be affected by the Kansas City resolution, Philipp said.

     But Whiting said that large investors are interested in knowing if a community opposes a hostile takeover of a local utility.

     In a separate development, KCP&L asked Western Resources Chairman John E. Hayes Jr. to explain why he opposed hostile takeovers several years ago but not now.

     KCP&L released testimony Hayes delivered to Kansas regulators several years ago, when Western Resources completed a friendly merger with Kansas Gas and Electric Co. of Wichita. Earlier, KCP&L mounted an unsuccessful hostile takeover of Kansas Gas.

     Hayes told the Kansas Corporation Commission in 1991 that "...as long as I have an opportunity to influence policy in our company, we will not be involved in hostile takeover activity."

     White of KCP&L said, "How can a guy have such a sea change in such a short period of time?"

     Hayes' response is that Western Resources' bid for KCP&L is not hostile, according to Philipp.

     Hayes was asked about the "hostile" nature of the campaign for KCP&L on Tuesday, and said that the deal is considered hostile because KCP&L's board is being by-passed. Western Resources is directly appealing to KCP&L shareholders to reject KCP&L's merger with UtiliCorp and then consider Western Resources proposal.